Exhibit 6.3

LICENSE AGREEMENT

This License Agreement (“Agreement”) is made and entered into as of November ___, 2022 (the “Effective Date”), by and between The Chosen, LLC, a Utah limited liability company (together with its successor-in-interest, The Chosen, Inc., a Delaware corporation) (“TCL”) and Come and See Foundation, Inc., a North Carolina non-profit corporation (“CAS”), with respect to the license by CAS to TCL of certain rights in and to certain audiovisual programs as further set forth below. Each of TCL and CAS are sometimes referred to herein as a “Party” and are collectively referred to herein as the “Parties.” This Agreement supersedes and replaces in its entirety the Memorandum of Understanding (the “Prior Agreement”) dated as of October 12, 2022 between TCL and CAS.

RECITALS

I.	Pursuant to the Intellectual Property Assignment and Limited Assumption Agreement of even date herewith (the “IPAA Agreement”), CAS is the owner of all intellectual property rights in and to that certain program known as “The Chosen.”

II.	Pursuant to this Agreement, CAS hereby licenses to TCL certain rights to The Chosen. Pursuant hereto, CAS shall receive a royalty on proceeds from TCL’s distribution of The Chosen.

III.	CAS is reserving and retaining certain rights in and to The Chosen, as described herein.

AGREEMENT

In consideration of the agreements and mutual promises set forth herein, the Parties hereby agree as follows:

1.            License: Subject to the terms, conditions and restrictions herein, CAS hereby grants to TCL the exclusive and irrevocable, worldwide license (the “License”) of all rights of every kind and nature whatsoever in and to that certain episodic audiovisual series entitled “The Chosen” (including all previously released episodes and seasons thereof as well as all episodes and seasons thereof which are produced and released in the future) (the “Series”), and to the licensed trademarks set forth in Exhibit A hereto (the “Licensed Trademarks”) (all such rights collectively, the “Licensed Rights”), subject in all cases to the CAS Reserved Rights (as set forth and defined below), and including, without limitation, all of the following:

a.            Commercial Exploitation Rights: TCL (and/or its designee, assignee or affiliate all of which shall be subject to the provisions of Paragraph 22, below) shall have and is hereby granted:

(i)            the exclusive rights to develop, produce, distribute, market and exploit the Series and any and all derivatives thereof (including, without limitation, Christmas-themed or other specials, animated productions of any and all kinds, so-called bonus materials and/or director’s cuts, presentation/“The Chosen Presents” title and title licensing rights, and expanded versions of episodes) (collectively, with the Series, the “Programs”), in each and every case in any and all media now known or hereafter devised, including, without limitation, with respect to Seasons 1 and 2 of the Series (which Seasons have been previously released) as well as all episodes comprising Season 3 of the Series (which episodes have been completed but not yet or only partially released and for which the initial release is anticipated on or after the Effective Date) and all future episodes and Seasons of the Series (it currently being anticipated that such future episodes may extend to and include a Season 7 of the Series);

(ii)            the exclusive rights in and to (subject only to the CAS Reserved Rights as defined hereinbelow) all distribution, exhibition, exploitation, broadcast, performance, and transmission rights with respect to the Programs in any and all media, whether now known or hereafter devised, including, without limitation, all of the following: theatrical; non-theatrical (including, without limitation, airlines, ships and other carriers and the like); pay-per-view; home entertainment (including, without limitation, digital videodiscs, DVDs, Blu-rays, and similar disc systems, interactive media and multi-media, and any other devices and/or formats); all forms of television (including, without limitation, pay, free, network, syndication, cable, FAST, satellite, and digital); all forms of video-on-demand (including, without limitation, AVOD, FVOD and SVOD); all forms of digital and/or online distribution and/or transmission (including, without limitation, the internet, fiber optic or other exhibition, broadcast and/or delivery systems); all rights of communication to the public, rights of distribution to the public or other forms of public or private communication and/or distribution; and all forms of dissemination, communication or distribution to one or more identifiable locations or parties; and

(iii)            the exclusive rights to exploit any and all marketing, promotion, merchandising, soundtrack album, music publishing, print publishing, and non-fungible token (i.e., NFT), as well as all other ancillary, allied and subsidiary rights in, to and under the Programs and the Licensed Trademarks.

b.            Sub-Licensing:

i)            TCL shall be free to sub-license and sub-distribute the Licensed Rights (or any part thereof) in connection with TCL’s distribution and exploitation of the Programs and/or any ancillary, subsidiary or allied rights therein; provided, however, that TCL shall not license to any unrelated third party (“Third Party Prodco”) the right to create or produce any works derivative of the Series (or Programs) without the prior written approval of CAS, it being acknowledged hereby that (i) CAS has pre-approved The Chosen Texas, LLC and The Chosen Productions, LLC (DBA Loaves and Fishes Productions) as the production services entities for the production of the Series and certain Programs (e.g., “The Chosen – House of David”), and provided further, that any such Third Party Prodco, or any other production company affiliated with TCL (an “Affiliated Prodco”) shall be required to execute customary and appropriate production services agreements or other customary documentation reasonably acceptable to CAS to effectuate the intent and purposes of this Agreement. TCL shall meaningfully consult with CAS with respect to any non-customary (i.e., outside of the ordinary course of the business of licensing rights to entertainment programs) material terms of such sub-license and sub-distribution agreements. Without limiting anything set forth in this Paragraph 1, the Licensed Rights shall include, without limitation, all rights in and to the Programs as are necessary for TCL (or its permitted assignee or delegate) to fulfill, continue performance under, and comply with all existing license agreements (the “Existing Licenses”) with respect to the Programs. TCL agrees that it will continue to fulfill, administer, perform under and comply with all of the Existing Licenses, provided, however, that any inadvertent failure to do so shall not be deemed a breach hereunder, provided that TCL shall use commercially reasonable good faith efforts to cure such failure (to the extent such failure is curable) within a reasonable time after TCL’s receipt of written notice thereof.

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ii)            TCL shall have the right to license and/or authorize the initial commercial exhibition of any new season and/or episode of a Program via (A) an initial U.S. theatrical release and (B) subject to the prior written approval of CAS in each instance, an initial international television exhibition window (each, a “First Window”).

c.            Territory/Languages: All of the Licensed Rights shall be for worldwide exploitation and in any and all languages. TCL shall have free access to all foreign language dubbed and subtitled versions (including all picture and sound elements) of the Programs created by CAS in connection with the CAS Versions (as defined below) and TCL is hereby granted the rights to distribute and exploit such CAS Versions (whether created before or after the Effective Date) pursuant to any and all of the Licensed Rights hereunder.

d.            Term: All of the Licensed Rights shall be perpetual, extending, without limitation, for and beyond the full term of copyright (and any extensions and renewals thereof) in and to each of the Programs.

2.            CAS Reserved Rights: The following rights (the “CAS Reserved Rights”) are retained by and reserved to CAS and have not been and are not being licensed to TCL:

a.            Non-Profit Rights:

(i)            Exclusive worldwide rights to distribute the Programs (including episodes thereof, whether already produced or to be produced) (which for clarity includes derivative productions of the Series) in all media to non-profit persons and institutions (e.g., ministries, churches, religious organizations and NGOs, government-religion organizations and public/private partnerships, educational institutions and schools affiliated with religious or ministerial organizations, and public and private educational institutions) (each a “Non-Profit Organization” and collectively the “Non-Profit Sector”), including the exclusive distribution, exhibition, exploitation, broadcast, performance, and transmission rights solely for access by and exhibition to Non-Profit Organizations and the Non-Profit Sector with respect to the Programs in any and all media (subject to the overspill provisions in Paragraph 3 below [the “Overspill Provisions”]), whether now known or hereafter devised, including all of the following: theatrical; non-theatrical; pay-per-view; home entertainment (including, without limitation, digital videodiscs, DVDs, Blu-rays, and similar disc systems, interactive media and multi-media, and any other devices and/or formats) solely for distribution to the Non-Profit Sector (subject to the Overspill Provisions); Non-Profit Sector broadcast television networks and Non-Profit Sector FAST channels (collectively, “Non-Profit Sector TV Rights”) [redacted]; all forms of video-on-demand (including, without limitation, AVOD, FVOD and SVOD) for distribution to the Non-Profit Sector only (collectively, “VOD”), without any holdback or blackout period other than the First Window and App Exclusive Window (as such terms are defined herein); all forms of Non-Profit Sector digital and/or online distribution and/or transmission limited to distribution to or through the Non-Profit Sector only (including, without limitation, the internet, fiber optic or other exhibition, broadcast and/or delivery systems limited to distribution to or through the Non-Profit Sector only and subject to the Overspill Provisions), including without limitation any VOD exploitation of the NP Chosen App (defined herein) to or through the Non-Profit Sector only; communication to the public, rights of distribution to the public or other forms of public or private communication and/or distribution to the Non-Profit Sector only (and subject to the Overspill Provisions); and all forms of dissemination, communication or distribution to one or more identifiable locations or parties reasonably targeted to Non-Profit Sector audiences or Non-Profit Sector prospective audiences only(and subject to the Overspill Provisions). [redacted]

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(ii)            For clarity, the CAS Reserved Rights include the exclusive rights to distribute the Series to Non-Profit Sector broadcast television networks (collectively, the “Non-Profit TV Networks”). CAS shall on a case-by-case basis consider in good faith requests by TCL for CAS to grant individual licenses to TCL for one or more Non-Profit TV Networks and/or for FAST channels of one or more Non-Profit Organizations or Non-Profit TV Networks, certain of which have been pre-approved and granted by CAS, with such scope and limitations as the parties may agree in good faith.

(iii)          Exclusive worldwide rights in all media to create and distribute dubbed, subtitled and/or foreign and local-language versions of the Programs (each, a “CAS Version” and collectively, the “CAS Versions”) to the Non-Profit Sector, including, by way of example, animated, abbreviated or compiled programs utilizing segments or content from the Programs and marketing and promotional materials which CAS or its assigns or contractor may create or contract to be created (such CAS Versions and marketing and promotional materials shall be subject to the approval of TCL, provided that such approvals shall not be unreasonably withheld, delayed or conditioned by TCL, and such approval rights are non-delegable and non-assignable by TCL; and pursuant to the approval mechanisms [the “TCL Approval Process”] set forth in Paragraph 6 below), and including the right to create and distribute foreign language versions and translations (whether dubbed, subtitled or using hybrid/AI technology) of some or all of the Series episodes or Programs or portions thereof.

(iv)          For clarity, the Non-Profit Rights (as defined below) include the right of CAS in its discretion to grant licenses for some or all of the Non-Profit Rights to TCL or other persons (as approved by TCL in accordance with the TCL Approval Process), on a case by case basis, including for example, where a distribution arrangement desired to be effected by TCL might be enhanced by inclusion of certain non-exclusive (or limited exclusive) Non-Profit Rights.

(b)            Non-Exclusive Video-On-Demand and OTT App Rights. The following rights, which are in addition to the rights set forth in 2(a) above:

(i)            A non-exclusive royalty-free right to exhibit all seasons (past and future) of the Series and Programs solely for access by and exhibition to the Non-Profit Sector via a VOD, over-the-top (“OTT”) and other VOD-like content streaming application (the “NP Chosen App”) (which shall include corresponding website(s)) of the NP Chosen App (herein, “VOD Rights”), and subject to the Overspill Provisions. CAS’s exercise of its VOD Rights shall include CAS’s exclusive Donation Rights (as defined herein). Neither TCL nor any licensee of VOD Rights to the Series or Program may exercise Donation Rights except through CAS.

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(ii)            The VOD Rights shall include the right to release new episodes of the Programs on the NP Chosen App on a day-and-date basis concurrent with the release of such new episodes on or in any other media, subject to the First Window and the App Exclusive Window (as such terms are defined herein), and as provided in (iii) below. (For clarity, the Parties agree that the App Exclusive Window grants co-exclusivity rights to CAS and only one other licensee of TCL (i.e., the Angel App) as provided for in (iii) below.)

(iii)            Immediately following and consecutive to any applicable First Window (which shall not exceed 90 days from and after the date of initial theatrical release without CAS’s approval, and such period as CAS in its discretion may (or may not) agree with respect to an international television release), CAS shall have the right to exhibit all episodes of each new season of a Program (which may include, but not be restricted by, a concurrently exclusive window with the Angel Studios App (the “Angel App”) for a period of sixty (60) days following the initial release on the NP Chosen App of the final episode of each new season of the Series, respectively (the “App Exclusive Window”), excepting from such exclusivity any livestream premiere event accompanied by the exhibition of a new episode on Facebook or YouTube (or other similar social media platform), which such episode shall be removed within seventy-two (72) hours from its initial exhibition on such platforms. After the expiration of the App Exclusive Window for each respective Season, CAS may exploit the Non-Profit Rights with respect to such Season in all Non-Profit Sector media [redacted] and TCL may exploit the Licensed Rights with respect to such Season in all media (other than Non-Profit Sector media) [redacted].

(c)            Marketing and Promotional Rights: CAS has and shall retain the non-exclusive worldwide right to market and promote the Series and other Programs to the Non-Profit Sector in all media and Non-Profit Sector markets, in connection with CAS’s exploitation of the CAS Reserved Rights; provided that all marketing and promotional materials created by CAS relating to the exploitation of episodes or seasons of the Series and other Programs shall be subject to TCL’s approval to ensure consistent messaging and marketing efforts for the Series and other Programs, all in accordance with the TCL Approval Process; provided further that CAS’s exploitation of its Non Profit Rights and its marketing thereof, in and of itself shall not be deemed to be a conflicting message or marketing effort; TCL’s approval right shall be to coordinate messaging, not to prevent or delay CAS messaging.

(d)            Charitable Donation Rights: CAS has and shall retain the exclusive, worldwide right (“Donation Rights”) to (i) solicit, direct and process charitable donations directly tied to exploitation of the Series or any Program (“Donations”), and provided that CAS shall exercise such Donation Rights primarily and substantially for the purpose of supporting the production, distribution, marketing and/or translation of the Series or any Program subject to any applicable laws, and (ii) administer and retain (as applicable) any such Donations in accordance with the terms set forth herein, subject to TCL’s right to receive the Net Amount (as defined below) of such Donations as set forth below; provided, however, that subject to certain conditions, the Angel App may contain a donation function where non-profit donations are linked and paid directly to CAS.

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(e)            Exclusive App and Channel Naming Right. CAS has and shall retain the exclusive right to use and employ the name and trademark rights of “The Chosen” in the name or title of the NP Chosen App, and in related websites or other digital domains of the NP Chosen App (e.g., TheChosenApp.com, TheOfficialChosenApp.com, GettheChosen App.com or similar URLs and the associated content), and as the name of a channel(s) available, including in or for use in non-profit OTT streaming applications, including content streaming (e.g., The Chosen App Channel, The Chosen Series App, The Chosen Series App Channel, The Chosen Series Non-Profit Channel, The Chosen Non-Profit, or The Official Chosen Non-Profit Channel, or similar uses [the “Exclusive Channel Name Rights”]).

(f)            Distribution of the NP Chosen App. The exclusive right to distribute the NP Chosen App in all media through any technology, including in third party “app stores” or platforms, by any means of installing apps on mobile and desktop, and the exclusive right to use the Exclusive Channel Name Rights in such distribution.

(g)            Convergence Channel Rights. The exclusive right to use one or more configurations of the NP Chosen App and/or some of its constituent software (including outsourced software and services) as the “Chosen App Channel” (or other Exclusive Channel Name Right) offering on one or more non-profit VOD or OTT platforms.

(h)            Exclusive Non-Profit Sector Channel Rights. The exclusive right to distribute the Programs (and employ The Chosen trademark rights) solely for access by and exhibition to the Non-Profit Sector media or channels which are notionally restricted to members of one or more designated Non-Profit Institutions (for example, members of a church, a college, or evangelical groups), including whereby a general audience app store or a VOD, OTT, or similar streaming platform or network (using the NP Chosen App or a derivative of the NP Chosen App) offers access to the Series or the Program solely to members of such designated Non-Profit Institution, or which channel is primarily target marketed to such Non-Profit Institution or Non-Profit Sector.

(i)            Exclusive Use and Publicity. The exclusive right in all media to use and publicize “The Chosen App” and “The Chosen App Channel” (or other Exclusive Channel Name Right) and the exclusive right to use “The Chosen” in marketing to the Non-Profit Sector and distributing to the Non-Profit Sector.

The rights retained by CAS pursuant to Sections 2(a) through 2(i) above are collectively referred to herein as the “Non-Profit Rights.”

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3.            Non-Profit Targeted Marketing; Overspill: TCL and its licensees and permitted assigns shall not market or promote the Programs (or any of them) or any Program distribution platform or app (other than the NP Chosen App), to the Non-Profit Sector (in any language or territory) in any direct or targeted manner, including digital or online marketing (the “NP Targeted Marketing Restriction”). Non-targeted, general and mass marketing (and targeted marketing not directed to Non-Profit Organizations or the Non-Profit Sector) that incidentally reaches a member or entity in the Non-Profit Sector shall not be deemed to violate the NP Targeted Marketing Restriction. TCL shall use commercially reasonable efforts to include in TCL’s Program license agreements with any affiliates, and with any third parties entered into after the Effective Date, a provision for the NP Targeted Marketing Restriction so as to avoid violation thereof by such licensees or affiliates. Notwithstanding the foregoing, the Parties acknowledge and agree that any incidental overspill from TCL’s and/or its licensees’ licensed exploitation of the Licensed Rights (e.g., where a church or other Non-Profit Organization organically uses a VOD or OTT service other than the NP Chosen App or uses any other non-CAS controlled method to exhibit a Program to an audience) shall not constitute an infringement of the CAS Reserved Rights by such user or a breach by TCL hereunder. Similarly, notwithstanding the foregoing, the Parties acknowledge and agree that any incidental overspill from CAS’s and/or its licensees’ licensed exploitation of the CAS Reserved Rights shall not constitute an infringement of the Licensed Rights or a breach by CAS hereunder. As provided in Paragraph 21(c) below the Parties shall abide by the provisions hereof regarding Take-Down Notices (as defined herein) with third parties.

4.            Royalty to CAS:

a.            In full and complete consideration of the Licensed Rights, TCL (on behalf of itself and its permitted successors and assignees) agrees to pay to CAS (or its designees) a perpetual royalty (the “CAS Gross Royalty”) equal to five percent (5%) of the gross revenues (“Gross Revenues”) (less any required sales and/or remittance taxes and withholdings, if any) actually received by TCL or the CAM (as defined below) from the distribution of the Series and any other Programs in all media and all territories, but excluding any and all merchandising revenues of the Series and other Programs. Proceeds from non-fungible tokens are not considered merchandising revenues hereunder and shall not be included in Gross Revenues. The CAS Gross Royalty shall be applicable to all media including, without limitation, video-on-demand; mobile app; traditional home video, theatrical and television; and donation media, with only such exclusions, if any, as are set forth herein.

b.            TCL shall account to CAS on a calendar quarterly basis with respect to the CAS Gross Royalty for the initial two (2) years following the initial commercial release or broadcast of each Program hereunder and on a calendar semi-annual basis thereafter for so long as amounts of the CAS Gross Royalty are payable to CAS hereunder, with accounting statements to be rendered within sixty (60) days after the end of each applicable accounting period. TCL shall not have the obligation to provide CAS with accounting statements for any accounting periods for which no amounts of CAS Gross Royalty are due or payable hereunder.  All TCL Gross Revenues shall be kept in a segregated account (and not commingled with any other TCL programs) and TCL shall keep full, true, and accurate books of account pertaining to its exploitation of the rights in the Programs and Series. Said books of account, insofar as they relate to the Programs and any CAS Gross Royalty payments hereunder, and have not become incontestable, may be examined by CAS upon reasonable advance request but not more than once annually. Such audits must be conducted during reasonable business hours at CAS’s expense, and at a time that is mutually acceptable to the parties within sixty (60) days after notice of such audit, by a reputable accounting or other professional firm. No audit may continue for longer than forty-five (45) consecutive business days.

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c.            CAS may direct that Gross Revenues (but excluding any revenues from customary merchandising, non-fungible tokens and other third-party platform-serviced revenues (provided that such revenues respecting individual transactions are not material in amount)) be directed through one or more collection account(s) of a reputable collection agent (e.g., Fintage House or Freeway) (each a “CAM”), including that all required performance royalties, residuals, third party participations, customary off-the-top expenses and other corridors are to be directly paid to such third parties by such collection agent. No person shall be made party to any such CAM without CAS’s approval (e.g., recipients being beneficiaries versus parties to such CAM agreement(s)). CAS and TCL shall negotiate in good faith (for example, respecting third-party platform-serviced revenues) respecting the potential use (at CAS’s election) of one or more segregated TCL bank accounts into which non-CAM revenues would be remitted (with CAS having full transparency to track such collections in such account(s)).

d.            No royalties are payable to CAS with respect to any program produced and/or owned by TCL (or its assignee, successor or designee) which is not defined as a “Program” under this Agreement.

5.            CAS Donation Proceeds:

a.            CAS has and shall retain the right to retain (or receive, as applicable) ten percent (10%) of the “Net Amount” (as defined below) of Donations which CAS may receive or collect (the “CAS Corridor”) through the NP Chosen App (“NP App Donations”), and one hundred percent (100%) of the remainder of such NP App Donations shall be remitted to TCL (or a designee of TCL mutually agreed from time to time between TCL and CAS, with such agreement not to be unreasonably withheld, delayed or conditioned by CAS).

b.            The “Net Amount” of such NP App Donations shall be the gross amount of such NP App Donations, less only the direct and verifiable costs of operation of the NP Chosen App, including any out-of-pocket third party processing fees charged in connection with the operation of the NP Chosen App. CAS and TCL shall in good faith jointly negotiate an amortization schedule by which an additional share or corridor of NP App Donation revenues may be recouped by CAS over time (in addition to the CAS Corridor) in order for CAS to recoup CAS’s direct, verifiable and out-of-pocket costs (if any) expended by CAS (including amounts paid to contractors) in developing the NP Chosen App and/or its software, including software which CAS in its discretion may elect to license or sublicense to TCL (or TCL’s permitted designee) to be utilized in any similar app used by TCL (or TCL’s permitted designee) to distribute the Programs.

c.            For clarity, as a CAS Reserved Right, above, CAS has and retains the right to collect, retain, direct and administer (i) one hundred percent (100%) of donations to CAS which are made by means other than the NP Chosen App, (ii) one hundred percent (100%) of donations made through the NP Chosen App which are specifically solicited and designated for, or designated by the giver for, the creation or marketing of a specific CAS Version (for the Non-Profit Sector), and (iii) the CAS Corridor.

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6.            TCL Approval Process: With respect to any and all matters for which TCL has an approval right hereunder, the following shall apply:

a.            Any and all materials related to such matter shall be submitted to TCL in writing (email is sufficient) allowing TCL not less than five (5) business days from CAS’s submission thereof to review such materials; provided, such review period shall be reduced to not less than two (2) business days solely with respect to extraordinary approvals sought which are prominently designated as being of “exigent circumstances” (for example, in the email subject line). TCL shall use commercially reasonable efforts to review and respond to all such requests on a timely basis, provided that any failure by TCL to do so shall not be deemed a breach hereunder, but shall have certain consequences described below.

b.            If TCL fails to provide its approval or its notes to such materials within such five (5) business day period, (reducible to two (2) business days for a matter designated as exigent), CAS shall re-submit its request to TCL for such approval, and in the event TCL fails to respond to such re-submission within twenty-four (24) hours following CAS’s re-submission, such matter or materials shall be deemed approved solely with respect to the limited use for which they were originally designated by CAS.

c.            TCL’s approvals hereunder shall not be unreasonably withheld, delayed or conditioned by TCL, and such approval rights are non-delegable and non-assignable by TCL. TCL’s review and approval of a CAS Version will be exercised in good faith and not in a manner designed to frustrate or interfere with CAS’s exploitation of the CAS Reserved Rights.

d.            Any rejection or non-approval by TCL hereunder must specify in detail the nature of the objectionable content or matter, including reasonable specific detail as to the corrections which will remedy the matter. If TCL fails to respond substantively or timely to three (3) consecutive approval requests by CAS, then upon written notice by CAS to TCL, the review period for all submissions or requests by CAS thereafter shall be reduced to 24 hours. TCL may reset such submission and approval periods back to the 5-day/2-day norm by providing for and giving assurances of a workable and efficient approval process. With respect to CAS Versions, CAS may submit a rough cut or later version, but TCL shall have the right to approve the final edited CAS version; provided, that no new objections may be presented at the final version review if such content was included in (and approved) in a prior rough cut or later version, and provided further, that any of the final edits shall not impact any of the prior approved elements or versions.

e.            The TCL Approval Process may not be exercised by TCL in order to obtain or impose upon CAS any holdback or other day-and-date objective or obligation of TCL.

f.            CAS’s customary sermon material, instructional material, evangelical literature or lesson plan material which incorporates clips of an episode or Program (not exceeding 1 minute for any clip or an aggregate of 4 minutes of clips in any single such material) shall not require approval by TCL, so long as such usage does not result in a non-contextual use of such clip or footage. CAS’s use of portions of a transcript of an episode (including in alternative language) shall not require approval by TCL, so long as such transcription does not alter the screenplay other than on account of such literal translation to a non-English language. Upon request by TCL, CAS shall give TCL confidential access to such materials (e.g., in a hosted cloud) for TCL’s confidential library or archival use. Any such uses shall be subject to all third party contractual talent and guild related contractual restrictions and obligations. Any residuals, re-use fees or other amounts or obligations which become due or payable as a result of such uses shall be the sole responsibility of CAS. TCL and CAS shall cooperate in good faith with respect to such clearances.

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7.            NP Chosen App: As between CAS and TCL, all ownership rights (including by license of rights from third parties) to the NP Chosen App (including software, licenses, SAAS and other property comprising the functions of the NP Chosen App) are owned exclusively by CAS unless otherwise provided by CAS in writing. The Parties agree to cooperate with each other in the development of the NP Chosen App and any other applications for the VOD, OTT or similar streaming and/or other exhibition of the Series or Programs. Any license by CAS to TCL of its NP Chosen App shall be in writing.

8.            Credit: Subject to any applicable contractual and/or guild requirements, CAS shall have the right (provided that CAS exercises such right in writing in a timely manner) to be accorded a production credit for “Come and See” (which may be shared) and other credits and logos on all episodes of Seasons 4 and after of the Series. CAS and its designees shall also be accorded such additional credits as are customary and reasonable for CAS’s role in supporting the Series to be discussed and mutually approved by the Parties in good faith, and all such credits shall be subject to any applicable contractual and/or guild requirements. No casual or inadvertent failure by TCL, nor any failure by any third party, to comply with the terms of this paragraph shall constitute a breach hereof and in no event shall CAS seek or be entitled to injunctive or other equitable relief for breach of any of the credit/billing requirements hereof. TCL agrees, upon receipt of written notice from CAS specifying any failure to accord such credit, to take prompt, commercially reasonable steps to prospectively cure such failure, but TCL will be under no obligation to recall any printed materials, ads, or other materials.

9.            Certain Additional Non-Profit Rights in Non-Program Biblical Works:

a.            CAS acknowledges and agrees that TCL and/or its successors or affiliates may develop and produce Biblical-based programming that is not derived from the Series or a Program, or which is not a Program (herein, each a “TCL Non-Chosen Program”). CAS shall not own or claim any intellectual property rights of any kind or nature whatsoever in such TCL Non-Chosen Programs, and TCL or its successors or designees shall exclusively own all such rights in and to all TCL Non-Chosen Programs. If and to the extent that any TCL Non-Chosen Program is created and wholly or solely owned, by TCL and/or its permitted successor(s), assignee(s) or affiliate(s), TCL or its affiliates shall agree, subject to any applicable third party contractual obligations and restrictions, to grant non-exclusive Non-Profit Rights licenses to CAS for such TCL Non-Chosen Programs, on reasonable and customary terms and conditions to be negotiated in good faith. Such Non-Profit Rights in such TCL Non-Chosen Programs shall be substantially the same as the Non-Profit Rights (except with respect to exclusivity) which are part of the CAS Reserved Rights as set forth above. To the extent that such TCL Non-Chosen Program is not wholly or solely owned or controlled by TCL or its affiliates, TCL shall use its commercially reasonable efforts to reserve or assist CAS in the procurement of such Non-Profit Rights license for CAS.

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b.            All such Non-Profit Rights licenses to CAS for TCL Non-Chosen Programs wholly or solely owned by TCL shall: (i) be non-exclusive, perpetual and royalty-free unless otherwise agreed by the Parties; provided, however, that CAS’s exploitation of such rights may be subject to a reasonable commercial exclusivity window not to exceed eighteen (18) months; and (ii) include the up-front opportunity for CAS to negotiate an exclusive (rather than non-exclusive) Non-Profit Rights license for such works. If TCL has the commercial reasonable ability to reserve or procure such Non-Profit Rights for CAS on an exclusive basis (or partially exclusive basis), then TCL shall use its commercially reasonable efforts to procure such exclusive (rather than non-exclusive) rights for CAS, provided, however, that any failure by TCL to do so shall not be a breach of this Agreement.

10.            Customer Data and Indemnity:

a.            With respect to CAS’s distribution of the Programs and the operation of the NP Chosen App, CAS will comply with all Digital Data Protection Laws (as defined herein). For any Program-related customer data collected by CAS (including via the NP Chosen App), CAS shall indemnify and hold harmless TCL for any violation by CAS (including any hacking of CAS or breaches of customer information held by CAS) of any digital customer privacy law violations or breaches by CAS (or permitted by CAS) (including without limitation, compliance with the California Consumer Privacy Act of 2018; the California Consumer Protection Act of 2020; the EU General Data Protection Act; and the Virginia Data Protection Act and the Colorado Privacy Act [the “Digital Data Protection Laws”]).

b.            With respect to TCL’s and any TCL licensee’s digital distribution of the Programs, TCL will (and will contractually obligate TCL’s Program licensees to) comply with all applicable Digital Data Protection Laws. For any Program-related customer data collected by TCL (or by TCL’s licensees), including via any app or medium that is subject to an applicable Digital Data Protection Law, TCL shall indemnify and hold harmless CAS for any violation by TCL or TCL’s licensees (including any hacking of TCL or breaches of customer information held by TCL or TCL’s licensees) of any Digital Data Protection Laws.

11.            Press Releases: Each Party agrees to include mention of the other Party in any press releases specifically related to the Series or a Program (as opposed to corporate and other general press releases in which the Series is incidentally mentioned), and any such press releases shall be in form and substance acceptable to both Parties. No casual or inadvertent failure by a Party, nor any failure by any third party, to comply with the terms of this paragraph shall constitute a breach hereof and in no event shall either Party seek or be entitled to injunctive or other equitable relief for breach of any of the requirements of this paragraph.

12.            Security Agreement: As an express condition and material inducement to enter into this Agreement CAS hereby grants TCL a first priority lien and security interest in and to all of the rights licensed to TCL hereunder (which for clarity excludes any security in the CAS Reserved Rights) (the “Collateral”). CAS shall, concurrently with the execution of this Agreement, execute the Copyright Mortgage and Security Agreement attached hereto as Schedule 1 (“License Security Agreement”) whereby CAS grants TCL a first priority lien and security interest in and to all of the Licensed Rights (for clarity, not including the CAS Reserved Rights) and the underlying rights therein and the Collateral (for clarity, not including the CAS Reserved Rights) in order to secure all of TCL’s rights and entitlements hereunder, together with any additional ancillary documents reasonably necessary to perfect TCL’s security interest (including, without limitation, security documentation in accordance with the Uniform Commercial Code and any applicable local law) and TCL shall be entitled to file and record such documents in order to perfect TCL’s security interest hereunder. TCL acknowledges that CAS has the right to effect such filings with the US Copyright Office, the US Patent and Trademark Office and any UCC filing office of such documentation as CAS, in its discretion, deems advisable, regarding or pertaining to the CAS Reserved Rights.

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13.            General Representations and Warranties: Each Party to this Agreement represents and warrants to the other Party as follows: (i) that such Party has the full right, power and authority to enter into this Agreement and to perform the acts required of it hereunder; (ii) that the execution of this Agreement by such Party, and the performance by such Party of its obligations and duties hereunder, does not and will not violate any agreement to which such Party is a party or by which it is otherwise bound; and (iii) that when executed and delivered by such Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

14.            CAS’s Representations and Warranties. CAS represents and warrants to TCL as follows: (i) the rights granted hereunder are free and clear of all claims, liens, encumbrances, demands and other third party rights of any nature which would conflict with the rights licensed hereunder and no interim or conflicting grant or encumbrance has been made or permitted by CAS; (ii) that the License granted under this Agreement to TCL and TCL’s exercise of its rights thereunder as provided herein will not infringe in any manner any third-party rights, including, without limitation, intellectual property rights; (iii) CAS shall be solely responsible, liable and obligated for the post-Closing (as defined in the IPAA Agreement) use and exploitation of the CAS Reserved Rights, including post-Closing compliance with respect to the post-Closing exploitation of the NP Chosen App, any advertising, marketing, promotional or other materials created by CAS post-Closing respecting CAS’s production or exploitation of a Program or a CAS Version, and any Non-Profit Organization’s post-Closing exploitation of a Program or a CAS Version, and the payments of all guild and/or talent residuals and re-use fees, royalties and amounts required of CAS as a result of CAS’s use and exploitation of the CAS Reserved Rights (provided that the foregoing does not create any intended third party beneficiaries and does not confer to any third party any such rights); (iv) that CAS shall comply with all government regulations, laws and administrative requirements related to CAS’ use and exploitation of the CAS Reserved Rights; (v) CAS is a duly formed, validly existing non-profit organization in good standing under the laws of its jurisdiction of organization, (vi) is duly licensed or qualified to do business in each jurisdiction where it is so required, (vii) has all requisite, power and authority to own its properties and conduct its business as currently conducted and to execute and deliver, and to perform its obligations under, the Agreement, (viii) there are no actions, suits, or proceedings pending or, to the best of such CAS’s knowledge, threatened against or affecting such CAS in any court or before any governmental authority that, if adversely determined, would have a material adverse effect on the ability of CAS to perform its obligations under this Agreement, (ix) there are no actions, suits, or proceedings pending or, to the best of CAS’s knowledge, threatened, against or affecting the Licensed Rights in any court or before any Governmental Authority, (x) there are no actions, proceedings or claims pending or to the best of CAS’s threatened, the adverse determination of which might have a material adverse effect or on any related or affiliated group or impair its ability to perform its obligations under, or affect the validity or enforceability of this Agreement, and (xii) CAS has conducted, and is conducting, its business so as to comply in all material respects with all applicable federal, state, county and municipal statutes and regulations and neither CAS nor any officer, manager, director or member of CAS is charged with, or so far as is known by such CAS, is under investigation with respect to, any violation of any such statutes, regulations or orders that could have a material adverse effect on the financial condition, business or operations of CAS.

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15.            TCL’s Representations and Warranties. TCL represents and warrants to the CAS as follows:

a.            Good Standing; Powers. TCL: (i) is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business in each jurisdiction where it is so required, and (iii) has all requisite, power and authority to own its properties and conduct its business as currently conducted and to execute and deliver, and to perform its obligations under, the Agreement.

b.            Compliance with Laws and Other Agreements. The execution, delivery and performance of the Agreement will not: (i) violate any law, rule or regulation applicable to TCL, any provision of its Certificate of Formation, Certificate of Incorporation, Certificate of Conversion, Operating Agreement, by-laws or other similar governing instruments of TCL, or any judgement, order, statute, rule or regulation of any Governmental Authority applicable to TCL, (ii) conflict with, result in a breach of, or constitute a default under any terms or provisions of any indenture, mortgage, note or other agreement or instrument to which TCL is a party or by which it or any of its assets is bound, or any license, judgment, order or decree of any Governmental Authority having jurisdiction over TCL, or any of its activities or properties, including but not limited to borrowing limits and negative pledges, or (iii) result in, or require the creation or imposition of, any Lien in favor of any third party, upon or with respect to any assets or properties now or hereafter owned by TCL, or (iv) require any consent or approval (including any exchange control approval) of, registration or filing with, or any other action by, any Governmental Authority, or (v) violate or contravene any provision of any law, regulation, order, ruling or interpretation thereunder or any decree, order or judgment or any court or Governmental Authority, of (vi) require any waivers, consents or approvals by any other Person.

c.            Legal, Valid and Binding Obligation. The Agreement has been duly authorized by all necessary action by TCL and duly executed and delivered by TCL and constitutes a legal, valid and binding obligation of TCL, enforceable according to its terms.

16.            Trademark Matters. The parties further agree that the Licensed Trademarks shall be subject to the following standards requirements:

a.            The parties agree that all goods and services offered under the Licensed Trademarks shall (i) be consistent with and not contravene the religious and historical teachings of the Bible as interpreted by evangelical Christian beliefs; (ii) maintain the same standards of artistry, theological interpretation and quality of goods and content as are demonstrated and reflected in Seasons 1 and 2 of the Series and corresponding goods and services to date; and (iii) be in accordance with the standards of faith articulated by Dallas Jenkins (“Jenkins”).

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b.            CAS hereby delegates to Jenkins authority over setting and enforcing the standards of quality for goods and services (to include content) offered to the public under the Licensed Trademarks. Jenkins shall be responsible for establishing and enforcing the quality and content standards of the Licensed Trademarks and shall manage the day to day monitoring and management of all use of the Licensed Trademarks. Jenkins or his representatives shall timely report to CAS any problems with brand standards. Jenkins may delegate authority to establish and police standards provided that he maintains direct responsibility for and oversight of all such quality standards and enforcement for the Licensed Trademarks. TCL shall timely report to CAS all third party complaints regarding brand standards of the Licensed Trademarks that remain active and unresolved after 90 ninety days from the date of first complaint. CAS’s delegation hereunder is personal to Jenkins and may not be assigned to another by TCL.

c.            TCL shall keep CAS informed of all goods and services offered under the Licensed Trademarks and shall timely provide samples to or allow auditing of the same to CAS. TCL shall maintain records sufficient to disclose the preceding five years of TCL uses of the licensed trademarks. CAS has the right at its expense to inspect and audit all records and things associated with the use of the Licensed Trademarks, and TCL shall cooperate with all reasonable inspection and auditing requests.

d.            CAS may prospectively terminate the trademark license hereunder if TCL materially breaches the foregoing trademark use standards and fails to remedy the breach after written notice and failure to cure within a reasonable period of not less than 14 days, and provided further that CAS provide written notice of termination after the failure to cure and allow TCL 30 days within which to respond or initiate arbitration pursuant to the terms of this Agreement. Termination shall be suspended pending arbitration and any arbitration involving this section shall be conducted pursuant to the AAA rules for Expedited Procedures irrespective of the amount in controversy. Notwithstanding anything to the contrary contained herein, any such termination hereunder shall not apply with respect to the use of the Licensed Trademarks and/or the title of the Series or Programs with respect to episodes produced (in whole or in part) or distributed prior to the date of such termination.

e.            CAS may appoint a designee of TCL, from time to time, as a trademark management agent to manage the exchange of information regarding trademark and brand issues between the Parties, with Adam Swerdlow, or such other designee of TCL, being the initially appointed agent. Such agent shall act as the agent of CAS with respect to certain management and administrative functions pertaining to the Licensed Trademarks.

17.            Events Of Default; Remedies. Each of the following shall be an “Event of Default” under this Agreement:

a.            Involuntary Insolvency Proceedings. The entry of a decree or order for relief in respect of the either Party in a bankruptcy, insolvency or receivership proceeding, or any other action or proceeding for any other relief under any law affecting creditors’ rights that is similar to a bankruptcy law; or a receiver, trustee, liquidator, assignee, sequestrator (or similar official) is appointed in respect of such Party or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, in an involuntary case under any bankruptcy, insolvency or other similar law; or the commencement against either Party of an involuntary case under any bankruptcy, insolvency, receivership or other similar law which is not dismissed within 120 days; or

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b.            Voluntary Insolvency Proceedings. Either Party or any Affiliate of such Party shall (i) be dissolved, (ii) fail or shall be unable to pay its debts generally as they become due, (iii) admit in writing its inability to pay its debts generally as they become due, (iv) make a general assignment for the benefit of creditors, (v) commence a voluntary case in bankruptcy, insolvency, receivership, reorganization or any other action or proceeding for any other relief under any law affecting creditors’ rights that is similar to a bankruptcy law (including, without limitation, requesting a moratorium or suspension of payment of debts from any court or instituting proceedings or taking any form of corporate action to be liquidated, adjudicated bankrupt or insolvent), (vi) consent by answer or otherwise to the commencement against it of an involuntary case in bankruptcy, receivership, insolvency, reorganization or any other such action or proceeding or (vii) otherwise become insolvent; or

c.            Cessation of Business. If either Party’s business is prohibited or suspended, partially or totally, or if either Party suspends, ceases or threatens to suspend or cease to carry on all or a substantial part of its business; or

d.            Insolvency. If either Party is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts, proposes or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness, or if the value of the assets of such Party is less than its liabilities (taking into account contingent and prospective liabilities), or if a moratorium or other protection from its creditors is declared or imposed in respect of any indebtedness of either Party.

e.            Obligations. If either Party fails to perform or with any of its material covenants or obligations set forth herein or fails to cure such failure within a reasonable period of time (not to exceed thirty (30) days), after receipt of written notice from the other Party.

18.          Remedies. If an Event of Default has occurred and is continuing, the non-defaulting Party may take any or all of the following actions:

a.            Any action or remedy provided for by applicable law.

b.            Terminate the Agreement for an Event of Default pursuant to Paragraphs 17(a) through 17(d), above.

c.            Subject to the provisions of Paragraph 21, below, the rights and remedies of the non-defaulting Party hereunder, are cumulative and in addition to all rights and remedies provided under all agreements between TCL, on the one hand, and CAS, on the other hand, in equity or otherwise. Neither any delay nor any omission by the non-defaulting Party to exercise any right or remedy shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or any exercise of any other right or remedy.

19.            Indemnification:

a.            CAS agrees to defend, indemnify and hold harmless TCL and its officers, directors, employees, investors, representatives and agents, from any damages and/or losses (including, without limitation, reasonable outside attorneys’ fees) resulting from or relating to any third-party claims arising from (i) CAS’s exploitation of the CAS Reserved Rights, (ii) CAS’s exploitation of the NP Chosen App and any advertising, marketing, promotional or other materials created by CAS, (iii) any Non-Profit Organization’s exploitation of a Program, and/or (iv) any breach of a representation or warranty of CAS contained herein.

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b.            TCL agrees to defend, indemnify and hold harmless CAS and its officers, directors, employees, investors, representatives and agents, from any damages and/or losses (including, without limitation, reasonable outside attorneys’ fees) resulting from or relating to any third-party claims arising from (i) TCL’s exploitation of the Licensed Rights (ii)  any advertising, marketing, promotional or other materials created by TCL, and/or (iii) any breach of a representation or warranty of TCL contained herein.

c.            Each party’s indemnification obligations under this section are hereby expressly conditioned on the following: (i) the party requesting indemnity (“Indemnified Party”) provides the purported indemnifying party (“Indemnifying Party”) with prompt written notice of any such claim; and (ii) the Indemnified Party permits the Indemnifying Party to control the defense of such action, with counsel chosen by the Indemnifying Party (who will be reasonably acceptable to Indemnified Party); and (iii) Indemnified Party provides the Indemnifying Party with any reasonable information or assistance requested by the Indemnifying Party, at the Indemnifying Party’s expense. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect to which the Indemnified Party is or could be indemnified hereunder unless such settlement either (A) includes an unconditional release of the Indemnified Party from all liability on all claims that are the subject matter of such proceeding or (B) is consented to in writing by the Indemnified Party (which consent shall not be unreasonably withheld).

20.            Confidentiality: TCL and CAS shall keep confidential and retain in the strictest confidence and shall not disclose to any third party any of the terms of this Agreement without the written consent of the other, except (a) as required by law (provided that any Party so required shall provide the other Party with the contents of such disclosure as soon as reasonably practicable prior to making such disclosure); (b) to enforce a party’s rights hereunder; (c) to a party’s attorneys, accountants, agents, investors, potential investors, financiers (including, without limitation, their representatives), and other professional representatives who agree to be bound to the confidentiality obligations of this provision; or (d) in connection with any third party participations, accounting and audit rights, SEC or other disclosure requirements and tax and other reporting requirements. The provisions of this paragraph shall survive any termination or expiration of this Agreement. For clarity, nothing in this Agreement shall be deemed to interfere with each Party’s obligation to disclose any information pursuant to any audits or reporting or disclosure requirements or to report transactions with the appropriate governmental, taxing, and/or registering agencies.

21.            Injunctive Relief/Non-Disturbance/Quiet Enjoyment:

a.            Each Party’s remedies for any breach of this Agreement shall be solely pursuant to the mandatory arbitration and related provisions set forth herein. Each Party hereby expressly waives any right to seek injunctive or other equitable relief (other than termination of the Agreement pursuant to an Event of Default pursuant to the provision of Paragraphs 17(a) through 17(d), above).

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b.            Notwithstanding anything to the contrary herein, each Party (and their respective licensees) shall have the continuing right of quiet enjoyment and non-disturbance of their respective rights (i.e., the Licensed Rights and the CAS Reserved Rights) hereunder. Neither Party shall exercise its rights hereunder in a manner that materially and adversely infringes upon the rights of the other Party (or their respective licensees) or the exploitation thereof, subject to the Overspill Provisions.

c.            If any dispute arises as to whether any of either Party’s use, exploitation or quiet enjoyment of their respective rights (i.e., the Licensed Rights and the CAS Reserved Rights) violates (or may violate) the rights of the other Party, the aggrieved Party agrees that it shall not issue to any person (other than the other Party) any so-called infringement notice or take-down demand (as such are set forth under the Digital Millennium Copyright Act) any similar law or act which demands that a person remove, restrict or limit the distribution of digital content (each a “Take-Down Notice”) except as provided herein. Any Take-Down Notice shall first be submitted to the other Party, and the Parties shall use timely best efforts to resolve any dispute reflected in the Take-Down Notice. If the Parties cannot resolve such matter within fifteen (15) business days, then the aggrieved Party shall refrain from issuing any Take-Down Notice except upon the matter having been adjudicated pursuant to the binding arbitration provisions set forth in Paragraph 25 below.

22.            Assignment:

a.            Except as set forth below, neither Party may assign this Agreement or any of its rights hereunder or delegate any of its obligations hereunder without the prior written consent of the other Party. Any purported assignment made contrary to the terms of this Agreement (including, without limitation, any assignment for the benefit of creditors, or assignment to a trustee pursuant to any bankruptcy or insolvency) shall constitute a breach hereof and shall be void ab initio. Notwithstanding the foregoing, a Party may assign this Agreement to a creditworthy person or entity so long as (i) such acquiror simultaneously acquires all or substantially all of the business or assets of the assigning Party, whether by asset purchase, equity purchase, merger, consolidation or otherwise, subject to such assignee assuming all of such assigning Party’s obligations hereunder (including owing to third party beneficiaries), (ii) such acquiror assumes all obligations to the non-assigning Party hereunder in writing; provided, that in the event such assignor is TCL, such assumed obligations (A) shall include the Production Integrity Obligations and Production Covenants in the Schedules attached to the Contribution Funding and Production Agreement of even date herewith (the “Funding Agreement”), and (B) shall include Jenkins remaining as the Key Man (as such term is defined in the Funding Agreement), unless otherwise approved in writing by CAS, pursuant to the Key Man Affiliation provisions of the Funding Agreement; provided, however, that the foregoing shall not be construed to restrict TCL’s customary sub-licensing in the ordinary course, or sub-distribution or other exploitation of the Series and other Programs in the ordinary course and which does not constitute, individually or in any series or aggregation of transactions, a transfer or assignment of a substantial portion of the business or assets of TCL, or an assignment or transfer of a substantial portion of the Licensed Rights. CAS in any event, shall not be obligated to accept any executory performances from, or render any executory performances to, any purported assignee of this Agreement in any bankruptcy.

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b.            This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

23.            Further Documents: The Parties shall, and shall cause their respective affiliates to, execute and deliver such additional , instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this and each Party’s respective rights and entitlements hereunder. Without limiting the foregoing, CAS shall, concurrent with the execution of this Agreement, execute and deliver to TCL the Short Form License attached hereto as Schedule 2.

24.            Notices: All notices and other communications required or permitted under this Agreement shall be in writing, and shall be deemed to have been given, if such notice is provided as follows: (i) by deposit with the United States mail, certified, return receipt requested, upon deposit with a nationally recognized overnight carrier; (ii) by personal delivery; or (iii) by electronic mail (with confirmed receipt). Rejection or other refusal to accept or inability to deliver because of a changed address or email address of which no notice has been received shall also constitute service of notice. The Parties may change their respective addresses by sending written notice to the other Parties in accordance with the foregoing; however, no written notice of change of address shall be effective until the date of receipt thereof. Physical and email addresses for the notices are as follows:

If to TCL:

The Chosen, LLC

4 South 2600 West, Suite 5

Hurricane, Utah 84737

Attn: Brad Pelo

Email: brad@thechosen.tv

and

Loeb & Loeb LLP

10100 Santa Monica Blvd., Suite 2200

Los Angeles, California 90067

Attn: Andrew Kramer

Email: akramer@loeb.com

If to CAS:

Michael Barnes Esq.

Barnes Law Firm

100 Wilshire Blvd. Ste. 700

Santa Monica, CA 90401

MBarnes@BarnesLaw.US

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-and-

Anthony Biller Esq.

Envisage Law

2601 Oberlin Rd, Ste 100

Raleigh, NC 27608

ajbiller@envisage.law

25.          Binding Arbitration:

a.            Any dispute, claim, or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation, or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by private, confidential binding arbitration as provided by the Federal Arbitration Act (or, if inapplicable, by similar state statute) in Oklahoma City, Oklahoma, before one arbitrator. The arbitrator shall be selected by application of the rules of the American Arbitration Association (“AAA”) or other formal arbitration rules mutually agreed upon by the Parties. No Party to this Agreement will challenge the jurisdiction or venue provisions as provided in this section. In the event a Party fails to proceed with arbitration, unsuccessfully challenges the arbitrator’s award, or fails to comply with the arbitrator’s award, the other Party is entitled to costs of suit, including reasonable attorneys’ fees for having to compel arbitration or defend or enforce an award. Judgment on the award may be entered in any court having jurisdiction. The underlying award may be appealed pursuant to the AAA’s Optional Appellate Arbitration Rules (“Appellate Rules”). The award shall not be considered final until after the time for filing the notice of appeal pursuant to the Appellate Rules has expired. Appeals must be initiated within thirty (30) days of receipt of an underlying award, as defined by Rule A-3 of the Appellate Rules, by filing a notice of appeal with any AAA office. Following the appeal process the decision rendered by the appeal tribunal may be entered in any court having jurisdiction thereof. In the event any action is brought by any Party to enforce any aspect of this Agreement, the prevailing Party in any such enforcement action shall be entitled to reasonable attorneys’ fees and costs, in addition to all of the relief to which that Party may be entitled.

b.            Each Party hereby irrevocably: (i) waives any objection which it may have as to determining the basis for jurisdiction in any claim, action or proceedings arising as a result of this Agreement or related thereto, including any claim for which the tribunal set forth above would be a forum non conveniens for the suit, action or proceedings; (ii) waives any right which it may have to initiate any claim, action or proceedings arising as a result of this Agreement before a court in its own domicile; (iii) and agrees as follows: WAIVER OF JURY TRIAL: EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, THIS AGREEMENT; and (iv) agrees that a final judgment issued in respect of such action, claim or process shall be conclusive and may be enforced by filing legal proceedings in any court in the jurisdiction to which the applicable Party and its assets are subject.

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26.          Miscellaneous:

a.            This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applicable to contracts entered into and performed entirely therein, without regard to any conflict of law principles.

b.            This Agreement constitutes the parties’ entire understanding with respect to the subject matter hereof and it supersedes all prior statements, negotiations, agreements and understandings between or among the parties, whether oral or written (and including respecting any third party or third party beneficiary). Other than as specifically set forth in this Agreement, no other purported agreement, statement, negotiation, assurance, inducement, understanding or promise between or among the parties relating to the subject matter of this Agreement shall be valid or binding, nor provide any remedy to any party. This Agreement shall be deemed jointly drafted by the Parties and each Party hereto will bear its own costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement. The parties acknowledge that in entering into this Agreement they have not relied and will not in any manner rely upon any other agreements, other than those agreements specifically set forth in this Agreement or in any agreements referred to therein. No person, whether or not an officer, agent, employee or representative of any party hereto, has made for or on behalf of that party any agreement, representation, warranty, statement, promise, arrangement or understanding not expressly set forth in this Agreement. This Agreement can be amended only by a written instrument signed by the parties. Each provision of this Agreement will be considered separate and severable, and in the event that any such provision is held to be invalid, void or unenforceable by a court of competent jurisdiction, the remaining provisions will continue to be in full force and effect without being impaired or invalidated in any way. This Agreement, and all rights and obligations hereunder, will be binding on and inure to the benefit of the parties hereto and their respective successors, licensees, assigns, parents, affiliates and subsidiaries.

c.            The failure of any Party at any time or times to demand strict performance by another Party of any of the terms, covenants, or conditions set forth herein shall not be construed as a continuing waiver or relinquishment thereof. Any Party may by written notice, at any time, demand strict and complete performance by the other Party of the terms, covenants, and conditions of this Agreement. A waiver shall only be effective if set forth in writing and signed by the Party to be charged with such waiver. No notice or demand on any Party shall entitle it to any further notice or demand in similar or other circumstances.

d.            Neither party shall take any action, nor exercise its rights in any manner, which will (or would reasonably be perceived by the other Party or the public as being) derogatory, scandalous or defamatory to either Party, or which would subject the Series or the Licensed Trademarks to public ridicule or disapproval, or uses which portray (or would reasonably be perceived by the public as portraying) the underlying Biblical material in a derogatory, scandalous or defamatory manner, or in a manner which is a material deviation from the doctrines of Biblical Scripture, as they are traditionally understood and interpreted with modern evangelical audiences and institutions.

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e.            This Agreement may be signed in counterparts and PDF documents and photocopies may be used as an original. Signatures of the parties so transmitted by PDF or other electronic means shall be deemed to be their original signatures for all purposes. The exchange of copies of this Agreement and of signature pages by PDF or other electronic means from which a paper replica can be generated shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.

[signature page follows]

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AGREED AND ACCEPTED:

THE CHOSEN, LLC		COME AND SEE FOUNDATION, INC.

By:	The Chosen Productions, LLC,
	its Manager	By:
Name:
Title:

By:
Name: Derral Eves
Title: Manager

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SCHEDULE 1 – LICENSE SECURITY AGREEMENT

(see attached)

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SCHEDULE 2 – SHORT FORM LICENSE

(see attached)

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EXHIBIT A

The Licensed Trademarks

Mark	Serial No.	Reg. No.	Classes/Goods and Services
THE CHOSEN	88881253	6473942

IC 009: Prerecorded DVDs and video discs featuring stories based on the life of Jesus Christ; Downloadable software for enabling users to access streamed audiovisual and multimedia content via the Internet and wireless communications networks, in the field of stories based on the life of Jesus Christ and other content relating to Jesus Christ; Downloadable software for enabling users to access streamed audiovisual content and multimedia content to mobile digital electronic devices, in the field of stories based on the life of Jesus Christ and other content relating to Jesus Christ

IC 038: Streaming, transmission, and delivery of audiovisual and multimedia content via the Internet and wireless communications networks featuring stories based on the life of Jesus Christ and other content relating to Jesus Christ; video-on-demand transmission services featuring stories based on the life of Jesus Christ and other content relating to Jesus Christ.

IC 041: Entertainment services in the nature of an ongoing television drama program based on the life of Jesus Christ in the field of content relating to Jesus Christ, provided through the Internet and wireless communications networks.

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88942436	6647303

IC 009: Prerecorded DVDs and video discs featuring stories based on the life of Jesus Christ; Downloadable software for enabling users to access streamed audiovisual and multimedia content via the Internet and wireless communications networks, in the field of stories based on the life of Jesus Christ and other content relating to Jesus Christ; Downloadable software for enabling users to access streamed audiovisual content and multimedia content to mobile digital electronic devices, in the field of stories based on the life of Jesus Christ and other content relating to Jesus Christ

IC 038: Streaming, transmission, and delivery of audiovisual and multimedia content via the Internet and wireless communications networks featuring stories based on the life of Jesus Christ and other content relating to Jesus Christ; video-on-demand transmission services featuring stories based on the life of Jesus Christ and other content relating to Jesus Christ.

IC 041: Entertainment services in the nature of an ongoing television drama program based on the life of Jesus Christ in the field of content relating to Jesus Christ, provided through the Internet and wireless communications networks.

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97208978	IC 025: Clothing, namely, t-shirts, hoodies, long sleeve shirts, and baby body suits.
97208844	IC 025: (Based on Use in Commerce) Clothing, namely, hats(Based on Intent to Use) Clothing, namely, beanies, face masks being headwear, and gaiters.
97208982	IC 025: (Based on Use in Commerce) Clothing, namely, beanies(Based on Intent to Use) Clothing, namely, face masks being headwear, gaiters, and hats.

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BINGE JESUS	88942478	6634363

IC 009: Prerecorded DVDs and video discs featuring stories based on the life of Jesus Christ; Downloadable software for enabling users to access streamed audiovisual and multimedia content via the Internet and wireless communications networks, in the field of stories based on the life of Jesus Christ and other content relating to Jesus Christ; Downloadable software for enabling users to access streamed audiovisual content and multimedia content to mobile digital electronic devices, in the field of stories based on the life of Jesus Christ and other content relating to Jesus Christ

IC 038: Streaming, transmission, and delivery of audiovisual and multimedia content via the Internet and wireless communications networks featuring stories based on the life of Jesus Christ and other content relating to Jesus Christ; video-on-demand transmission services featuring stories based on the life of Jesus Christ and other content relating to Jesus Christ.

IC 041: Entertainment services in the nature of an ongoing television drama program based on the life of Jesus Christ in the field of content relating to Jesus Christ, provided through the Internet and wireless communications networks.

BINGE JESUS	97208838		IC 025: Clothing, namely, t-shirts, hoodies, face masks being headwear, wristbands as apparel, and hats.
COME AND SEE	97208979		IC 025: Clothing, namely, t-shirts, hoodies, long sleeve shirts, hats, and beanies.

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	97567970		IC 041: Entertainment services in the nature of a television series in the field of religious stories, provided through the Internet and wireless communications networks.
COME & SEE	97567973		IC 041: Entertainment services in the nature of a television series in the field of religious stories, provided through the Internet and wireless communications networks.
GET USED TO DIFFERENT	88942469	6634362

IC 009: Prerecorded DVDs and video discs featuring stories based on the life of Jesus Christ; Downloadable software for enabling users to access streamed audiovisual and multimedia content via the Internet and wireless communications networks, in the field of stories based on the life of Jesus Christ and other content relating to Jesus Christ; Downloadable software for enabling users to access streamed audiovisual content and multimedia content to mobile digital electronic devices, in the field of stories based on the life of Jesus Christ and other content relating to Jesus Christ

IC 038: Streaming, transmission, and delivery of audiovisual and multimedia content via the Internet and wireless communications networks featuring stories based on the life of Jesus Christ and other content relating to Jesus Christ; video-on-demand transmission services featuring stories based on the life of Jesus Christ and other content relating to Jesus Christ.

IC 041: Entertainment services in the nature of an ongoing television drama program based on the life of Jesus Christ in the field of content relating to Jesus Christ, provided through the Internet and wireless communications networks.

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GET USED TO DIFFERENT	97208962	IC 025: Clothing, namely, t-shirts, hoodies, long sleeve shirts, baby body suits, and wristbands as apparel.
	97208975	IC 025: Clothing, namely, t-shirts, hoodies, and long sleeve shirts.
	97443152	IC 025: T-shirts
	97443135	IC 025: Wristbands as clothing
	97443134	IC 016: Stickers. IC 018: Tote bags. IC 025: Clothing, namely, t-shirts, hats, and wristbands as clothing.
97590212

IC 009: Prerecorded DVDs and video discs featuring religious stories; Downloadable software for enabling users to access streamed audiovisual and multimedia content via the Internet and wireless communications networks, in the field of religious stories and other religious content; Compact discs featuring music and soundtracks; Downloadable digital files featuring music and soundtracks

IC016: Stickers; Printed publications, namely, children's, youth, and adult books in the field of religion, comic books, and calendars; Framed art prints; Framed art pictures; Blank writing journals

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IC025: Apparel, namely, t-shirts, shirts, hoodies, baby body suits, wristbands as apparel, hats, beanies, face masks, and neck gaiters as apparel

IC038: Streaming, transmission, and delivery of audiovisual and multimedia content via the Internet and wireless communications networks featuring religious stories and other religious content; Video-on-demand transmission services featuring religious stories and other religious content

IC041: Entertainment services in the nature of ongoing television programs in the field of religious stories and other religious content, provided through the Internet and wireless communications networks

97590213

IC014: Jewelry, namely, necklaces, bracelets, and earrings

IC018: Tote bags; Backpacks

IC021: Mugs; Plastic water bottles sold empty; Aluminum water bottles sold empty

IC024: Travelling and outdoor blankets

IC027: Door Mats

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